Exhibit 99.1

South Plains Financial, Inc. Declares Regular Quarterly Cash Dividend

LUBBOCK, Texas, July 18, 2019 (GLOBE NEWSWIRE) -- South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.03 per share of common stock, payable on August 7, 2019, to shareholders of record as of the close of business on July 24, 2019. The amount  and timing of any future dividend payments to the Company’s shareholders will be subject to the discretion of the Company’s Board of Directors.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas and El Paso markets, as well as in the Greater Houston, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
investors@city.bank
(806) 792-7101

Source: South Plains Financial, Inc.